UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 24, 2008

ELECTRONIC ARTS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-17948	94-2838567
(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California 94065-1175

(Address of Principal Executive Offices) (Zip Code)

(650) 628-1500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2008, Electronic Arts Inc. (“EA” or the “Company”) issued a press release in which it announced that Warren Jenson, EA’s Chief Financial and Administrative Officer, will be leaving the Company. Mr. Jenson will continue to serve as Chief Financial and Administrative Officer until EA has appointed a new Chief Financial Officer and that person has commenced employment with EA. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Compensatory Arrangements with Mr. Jenson

EA entered into a Transition Services Agreement (the “Agreement”) with Mr. Jenson, effective as of March 19, 2008, which sets forth the terms relating to Mr. Jenson’s continued employment with EA. A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The following summary of the Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the attached agreement:

•

After EA appoints a new Chief Financial Officer, Mr. Jenson will remain an employee of EA through September 30, 2008, unless the Agreement is terminated earlier as a result of (1) Mr. Jenson commencing employment with a new employer, (2) Mr. Jenson being terminated for cause (as defined in the Agreement), or (3) Mr. Jenson electing to terminate the Agreement earlier by giving twenty business days written notice to EA.

•

Mr. Jenson will continue to receive his current base salary (i.e., $595,204 per year). Mr. Jenson will also continue to be entitled to other standard benefits available to executive officers in similar positions at EA, including coverage under EA’s health, life insurance and disability plans and eligibility to participate in EA’s 401(k) plan.

•

Mr. Jenson will remain eligible to participate in EA’s discretionary bonus program for fiscal year 2008 at his current discretionary bonus target level (i.e., 75% of base salary). In order to receive a bonus payment, Mr. Jenson must be employed by EA at the time annual bonus payments are made to other executive officers.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Transition Services Agreement, effective as of March 19, 2008

99.1	Press release, dated March 24, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC ARTS INC.

Dated:	March 24, 2008	By:	/s/ Stephen G. Bené
Stephen G. Bené
Senior Vice President,
General Counsel and Secretary